THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
RGR - Sturm Ruger Company Inc. Annual Meeting

EVENT DATE/TIME: APRIL 30, 2013 / 04:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

1

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

CORPORATE PARTICIPANTS

Mike Jacobi Sturm Ruger Company Inc. - Chairman

Michael Fifer Sturm Ruger Company Inc. - President, CEO

Leslie Gasper Sturm Ruger Company Inc. - Corporate Secretary

Phillip Widman Sturm Ruger Company Inc. - Board Member

Kevin Reid Sturm Ruger Company Inc. - VP, General Counsel

PRESENTATION

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Okay, I'm going to call the meeting to order. Good morning. I'm Mike Jacobi, Chairman of the Board of Sturm Ruger & Company. And I now call the full 2013 Annual Meeting of Stockholders to order.

I would like to welcome those present, including those attending the meeting through our webcast. As a reminder, please silence your cell phones during the meeting.

At this time I would like to introduce the Company's other directors. Amir Rosenthal, will you stand, Ronald Whitaker, Phillip Widman, Michael Fifer. Chairman Emeritus James Service and Vice Chairman John Cosentino were both unable to attend the meeting because of special circumstances.

Our Company offers -- officers are Tom Dineen, Mark Lang, Chris Killoy, Tom Sullivan, Steve Maynard, Kevin Reid and Leslie Gasper. I would like to introduce Jeff LaGueux, our outside counsel from Patterson Belknap Webb and Tyler, Greg Budnik, our independent auditor from McGladrey LLP, who is available after the meeting to answer any appropriate questions you may have, and Carlo Ciampaglia, our stock transfer agent from Computershare investor services.

We will now conduct the regular business of the annual meeting, followed by Mike Fifer's presentation for the shareholders. Our agenda for the following matters to be brought before the shareholders today will be as follows.

We take care of the necessary appointments and documentation for the meeting to establish a quorum, and to take votes on the items of business properly brought before the meeting. These items of business are, number one, in proposal to elected seven directors to serve on the Board of Directors for the ensuing year; a proposal to ratify the appointment of McGladrey LLP as the Company's independent auditors for the 2013 fiscal year; number three, an advisory vote on the compensation of the Company's executive officer; and number four, any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

If there is anyone here who has not submitted a proxy and would like to do so, or if anyone here has submitted a proxy that he or she would like to change, there are additional proxy forms available. If so, please see Carlo Ciampaglia of Computershare at this time. If you are voting today you may give your proxy form to Mr. Ciampaglia at any time during this meeting up until the vote is closed on the voting matter.

Unidentified Audience Member

Trouble hearing you.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Oh, oh. Is that better, or I do I need to turn -- it's on, okay. If you're voting in person today you may give your proxy form to Mr. Ciampaglia at any time during the meeting up until the vote is closed on the voting matter. In the interest of time we encourage you to do so as soon as possible.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

2

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

We would ask that all those present at the meeting sign the attendance book after the meeting is adjourned if they have not already done so. At this time, I would like to appoint Leslie M. Gasper to act as Secretary of the meeting. Prior to the meeting Ms. Gasper was appointed of elections and signed an oath to execute the duty of inspector. As inspector, Mr. Gaspar will determine the presence of a quorum and service judge on all matters requiring a stockholder vote at this meeting.

Leslie Gasper - Sturm Ruger Company Inc. - Corporate Secretary

Thank you, Mr. Chairman. As secretary of the meeting I hereby certify that copies of the following documents related to this annual meeting area available for inspection by any shareholder at the meeting and will be filed with the records of the Company, Notice of Meeting, notice of Internet availability of proxy material. My signed affidavit of mailing certifying that these items were mailed to the shareholders of record of the Company, my signed oath of the Inspector of Elections, my signed report of the Inspector of Elections and a list of registered stockholders entitled to vote at this meeting.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

The bylaws of the Company provide that a majority of the voting stock shall constitute a quorum for the transaction of business at this meeting based on proxies and shareholders present. Mr. Gasper, may we have the report of the Inspector of Elections on whether or not a quorum is present?

Leslie Gasper - Sturm Ruger Company Inc. - Corporate Secretary

Mr. Chairman, I hereby report that the proxies received by the Company, in connection with the 2012 annual meeting of stockholders of the Company, have been examined and have been found to be in proper form, and that the number of shares of common stock, par value $1.00 per share of the Company, represented by such proxies is 17,314,616 shares, or 89.65% of shares outstanding, and that such shares constitute a quorum for the transaction of business at the 20113 Annual Meeting of Stockholders of the Company.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Thank you. Since a quorum is present the meeting will proceed. Ms. Gasper, were there any additional shareholder nominations or proposals for business for this meeting properly filed with you as secretary, in accordance with the advance notice requirements bylaws, other than those already mentioned?

Leslie Gasper - Sturm Ruger Company Inc. - Corporate Secretary

No, Mr. Chairman, there were not.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

As a result, the business of this meeting is limited to the matters set forth on the agenda. Detailed information on each of the proposals is included in the proxy statement, copies of which are available in the back of the room.

The first order of business is to elect directors for the ensuing year. As indicated in the Company's proxy statement, seven directors will be elected at today's meeting. Those directors receiving the highest number of votes or a plurality of votes of shares present in person or by proxy at this meeting, will be elected as directors of the Company to serve until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified. As indicated in the Company's proxy statement, the Board of Directors has nominated the following persons to serve as directors, myself, C. Michael Jacobi, John A. Cosentino, Jr., James E. Service, Amir P. Rosenthal, Ronald C. Whitaker, Phillip C. Widman, and Michael O. Fifer. The Company's bylaws require that a shareholder give advance notice to the Company in order to nominate any person as a director. Since no such notice was received, I hereby declare the nominations closed.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

3

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

The next order of business on the agenda is the ratification of the Board's appointment of McGladrey LLP as the Company's independent auditors for the 2013 fiscal year. The affirmative vote of at least a majority of the shares entitled to vote and represented in person or by proxy at this meeting are required to ratify the appointment of McGladrey LLP as our independent auditors for the 2013 fiscal year. At this time I call upon Phillip C. Widman, chairman of our audit committee, for the audit committee's recommendation.

Phillip Widman - Sturm Ruger Company Inc. - Board Member

I move that that action of the Board of Directors select McGladrey LLP as the independent auditors of the Company for the 2013 fiscal year be ratified and approved.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

May I have a second?

Unidentified Audience Member

I second the motion.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Are there any remarks on the selection of the independent auditors? The next order of business on the agenda is an advisory vote to approve the compensation of the Company's named executive officers as described in the 2013 proxy statement, otherwise known as the say on pay vote. While the vote is not binding on the Board of the Company, on the Board or the Company, we will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.

The affirmative vote of at least a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required on an advisory basis the say on pay vote. At this time, on behalf of Mr. Cosentino, the chairman of the compensation committee, I will make the compensation committee's recommendation. I move that the compensation of the Company's named executive officers as described in the 2013 proxy statement be approved by advisory vote of the shareholders of the stockholders of record of the Company as of March 11, 2013. May I have a second?

Unidentified Audience Member

I second the motion.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Are there any remarks on the motion to approve the compensation of the Company's named executive officers by advisory vote? This concludes discussion on all formal matters to be brought before the shareholders and we will commence to vote on these matters.

Leslie Gasper - Sturm Ruger Company Inc. - Corporate Secretary

The polls are open as of 9.09 a.m. on April 30, 2013 for each matter to be voted on.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

4

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

The time has come to vote on the matters properly before the committee. Ballots will be passed out to any stockholder who desires to vote by ballot. There is no need for anyone to vote by ballot if he or she has already voted by proxy.

Leslie Gasper - Sturm Ruger Company Inc. - Corporate Secretary

Is there anyone who wishes to vote by ballot at this time? Being none, the polls for all voting matters are now closed as of 9.10 a.m. on April 30, 2013.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

The voting is complete. Accordingly, I will now ask the Inspector of Elections for a vote, for a report on each vote.

Leslie Gasper - Sturm Ruger Company Inc. - Corporate Secretary

Mr. Chairman, we have completed the tabulation of the votes with the following results. On the first proposal, the election of directors, I report that the following nominees have been elected as directors of the Company to serve until the next Annual Meeting of Stockholders, by a majority of the shares present and voting.

These are C. Michael Jacobi, John A. Cosentino, Jr., James E. Service, Amir P. Rosenthal, Phillip C. Widman, Ronald C. Whitaker, P, and Michael O. Fifer. On the second proposal, the ratification of the independent auditors for 2013 I report that a majority of the advisory votes present and voting were passed for the approval of McGladrey LLP as the Company's independent auditors for 2013.

And on the third proposal, the advisory vote on the compensation of the named executive officers as presented in the proxy statement, I report that a majority of the advisory votes present and voting were cast for the approval of the compensation of the Company's named executive officers.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

I will now ask our president and chief executive officer, Mike Fifer, to report on the Company's business to the stockholders.

Michael Fifer - Sturm Ruger Company Inc. - President, CEO

Good morning, and welcome to the Strum Ruger & Company Annual Meeting of Shareholders. My name is Mike Fifer and I'm the President and CEO of your Company.

2012 was another year of improving results, but it ended on a very sad note with the shootings at the Sandy Hook Elementary School. All of us are deeply saddened by the horrible criminal events that took place in Newtown, Connecticut. Newtown is only short distance from our headquarters and we have employees who live around family, friends and acquaintances who are affected. Our thoughts and prayers go out to the families and victims of this terrible tragedy.

Kevin Reid, our vice president and general counsel, will now read the caution regarding the forward-looking statements that I am likely to make during the course of this presentation and the follow-up question-and-answer period.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

5

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Kevin Reid - Sturm Ruger Company Inc. - VP, General Counsel

Thanks, Mike. We just want to remind everyone that statements made in the course of this meeting that are -- that state the Company's or management's intentions, focus, beliefs, expectations or predictions of the future, are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional factors that could cause, excuse me, could cause actually results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's reports on Form 10-K for the year ended December 31, 2012, and Form 10-Q for the fiscal quarter ended March 30, 2012.

Copies of these documents may be obtained by contacting the Company or the SEC or on the Company website at www.ruger.com/corporate, or of course at the SEC website at www.sec.gov. Furthermore, and this is important, the Company disclaims all responsibility to update forward-looking statements. Thank you.

Michael Fifer - Sturm Ruger Company Inc. - President, CEO

The purpose of this morning's briefing is to provide you with information to help you make an evaluation of the intrinsic value of the Company so that you can make better decisions about your investment. Here are the key points we'd like you to take away from this presentation and why we think Ruger is a good long-term investment.

We've been around for quite awhile. Over the last six years we've probably gone from sort of middle or bottom of the pack to probably the number one in the industry in terms of growth, in terms of innovation and in terms of financial results.

We've got a very good experience and I have to tell you a very engaged Board of Directors. I think we've assembled a wonderful management team. And of course we've got good strong positions and we're financially in great shape.

And our Company profile, this is our trailing 12 months, so it's not fiscal 2012. It's the last four quarters, sales of $535 million, operating profit of 23% and earnings per share of $4.01. We have two manufacturing facilities. And I'll talk to in a little bit about our thoughts on the third one.

We've got about 2,100 employees, a small investment castings division. We remain one of the only two companies in the industry that's pure two-step distribution, which we believe has significant advantages.

And we manage to keep our catalog listings under about 300. That's our target. And we're strong in most product categories, although we have a very small presence there in modern sporting rifles. And we've been out of the shotgun market for a couple of years now.

I wanted to talk briefly about the legislative environment that we're facing. As you've observed over the past few months, our industry is dealing with a variety of legislative proposals at both the state and the federal levels, with the primary focus being on, one, the so-called assault weapons ban, number the proposals to restrict magazine capacity typically to 10 rounds or less, and then the so-called universal background checks.

The National Shooting Sports Foundation, which we believe does a very good job representing our industry, is working hard to encourage legislators to fix the national instant criminal background system by ensuring all appropriate criminal and adjudicated mental health records are entered into the system. Additionally, they are working to provide law enforcement with additional tools needed to arrest and prosecute firearms traffickers and straw purchasers, and to urge effective and consistent enforcement of existing laws.

The goal is to dramatically reduce the criminal misuse of guns without infringing on our constitutional rights or unduly burdening our industry. And we fully support their initiatives.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

6

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Let me give you a couple of quick facts to help you focus on what some of these issues are. The current NICS system is not very well served by the states. I believe, and these numbers aren't exact, but they're close enough to illustrate the point, there are 17 states that have not submitted records to the system. So what good are background checks in those states?

And there are about 25 states that have submitted fewer than 100 records in the last 10 years. And if you think about what they should be submitting, there would be more than 100 each every day of those last 10 years from each and every one of those states.

So the current system is underfunded. It's understaffed and the states aren't doing their job to participate in it. So we need to get it fixed. And NSSF is leading the charge on that and we fully support them.

It appears based on the Senate inaction that the threats to our industry our probably going to be stronger from the state level, and typically from states that have a young Democratic governor who wants to replace Obama in a few years. So Colorado, Maryland, New Jersey, Connecticut, Massachusetts, Rhode Island are the states that are sort of making the most noise and passing legislation that isn't very well thought through that passed -- it gets passed at two in the morning before the legislators have had a chance to read the stuff.

And then some like New York then have to sort of walk back their positions and fix the legislation they passed in a hurry. And New York has already done that in a couple of cases. First they had that their law applied to all their law enforcement people so they had to back down on that. And then they realized that nobody makes a seven-round magazine, so they had to back down on that one a little bit and make 10-found magazines legal again.

So our biggest concern probably is at the state level. And again we're working with NSSF to try to fight foolish legislation and try to get the legislators to worry a little bit less about fancy headlines and more about actually fixing some of the root cause problems that contribute to the criminal misuse of firearms.

And note the little red toolbar down here. This is right from our homepage on the website. So when states pass dramatically different legislation and the consumers want to know what does it all mean, we've got some links up there to help them figure out whether what they're doing is legal, and how to react. And it answers a lot of frequently asked questions for them.

We initiated a protect your rights letter writing campaign for second amendment consumers to contact their legislators. The idea wasn't here to send a lot of letters that the legislators would, because frankly they don't. Probably the most important part of this was the subject line on the letter because they keep score. And we've learned that when you grade the legislators, when you contact them overwhelmingly they actually pay some attention to that. So the idea here was to let everybody who wants to protect firearms rights to contact all their legislators.

And we did pretty well. We got more 500,000 loyal Ruger consumers to contact their legislators, and nearly six million letters got sent. And consequently this approach was taken up by several other companies who approached us and wanted to know if they could use our software and get it done. So we helped them launch similar campaigns. Then the NSSF followed us and the NRA modified what they had on their website to do the same thing.

We've launched a second round of this as well because of the inaction in the Senate and to try to get people focused on fixing the NICS system. And this is something that's very easy to do. We've got computers set up in the back of the room. And if any of you at the end of the meeting would like to do it and you haven't done it yet, it takes all of about two minutes to do it. And typically it will contact your governor, your lieutenant governor, your attorney general, your state and local reps and your federal representative and senator. So I recommend it.

Let's move on to financial and operational highlights. Our industry has done very well over the past five years, but we believe that Sturm Ruger has substantially outperformed the industry during this period. This table reads from left to right here. And you can see that we've had fairly strong sales growth with the exception of 2010 where there's a -- we had the big surge in '09 and then a little bit of a let off in '10.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

7

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Nonetheless, we continued to improve on all the other metrics, even in 2010. And you see we've steadily improved margins at both the gross margin level and the operating margin level. And a very important metric for those of you who are trying to figure out how we're doing on lean is inventory turns here.

We started -- in '06 we had less than one inventory turn. If you look at our most recent quarter if we're fortunate enough to annualize that that would be about eight turns, but the year just ended, six turns. A really good lean company is probably 24, 36 or more turns. And if you think about -- for those of you who took the factory tour yesterday, our throughput for product is about two hours. So we really don't need a lot of inventory for that. And if we had one week of inventory that would 52 turns. Now that would be a lean company. And that's the kind of goals we have to get there.

And then very important, a key part of our strategy is to drive demand with new product sales. And as you can see, we've steadily gotten better at that.

Our firearms revenue in 2006 was $139 million and for the year just finished $485 million, so significant five- year growth. And then for the last five fiscal quarters, again this table reads from left to right. I think you can see those results are pretty good. I'm particularly proud of the operating profit of 24%. For those of you who have been coming to the meeting for awhile I said that a domestic manufacturing company that can do 15% repeatedly is in best of class. So we've been pretty fortunate there.

This is the five-year return chart that we print in the 10-K. The low point was on Friday after Mr. Obama was elected president, at $4.50 a share. And I think we were trading yesterday afternoon around $50 a share. And this includes dividends, which have also been strong during this period of time.

And then some other metrics, we found that the folks who were writing about the Company often focused on return on equity, sales growth and EPS growth. So we commissioned a study to see how we compared to other companies in the Russell 2000, and also in the S&P 500. And what it pretty much says is that we're in the top decile of performers.

And I'll show you how to read this. So Ruger's return on equity in the past year is 61%. Now that's not adjusted for cash. Adjusted for cash it would be 83%.

And then for the Russell 2000 for companies under $1 billion in revenue, their typical return on equity is 7.7%. So we would rank in the 99th percentile of companies in that group. And that's how you read the chart. Our sales growth of almost 50% puts us up in the 90s and our EPS growth of 72% ranks us very well, both against the Russell 2000 and the S&P 500.

We've seen a lot of growth in our earnings over the past few years. In 2012 we made $71 million after tax, or $3.69 per share. Consequently our equity base has grown as well. The change in equity from 2011 to 2012 is largely due to our special dividend of $87 million. Our book value per share at the end of the first quarter was $5.78 a share, of which $2.36 is cash and equivalent.

Consequently, we've got a strong return on equity there. And this has been a result of a combination of improved operating performance and using the cash from operations to issue dividends and buy back shares. And then adjusting out the cash the return on equity is 83%.

Looking at the market side of the business, we've seen very strong demand for the past five years. This graph of quarterly demand shows the variability from quarter to quarter with typically the first quarter showing the strongest distributor sell through, and the third quarter showing somewhat less distributor sell through. The overall trend, however, has been a pretty steady increase.

And remember I was talking about 2010, so you have in '09 you had the big surge with the election of Mr. Obama. And then it kind of slowed down for a year, didn't decline much, and then just took off again.

This chart shows why we rely much more on distributor sell through than we do on orders or bookings from the distributors. So that same sell through is that black line. And the red line here is bookings from our distributors. And you can see that they get very enthusiastic and then occasionally if there's the tiniest little hint of slowdown from the retailers, they get very pessimistic. And if we tried to operate our business just following bookings, we'd be completely confused. So we tend to ignore that by and large and focus primarily on what the demand is from the retailers on to the distributors. And then we try to match that with appropriate production levels.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

8

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Now there's complicated table up here, but I show it for a couple of good reasons. First, look at the bookings a year ago in the fourth quarter of '11 there at about 450,000. And then the first quarter of '12 was 1.2 million. And that's the quarter where I stopped taking orders.

I thought it was the responsible thing to do because, remember we had just finished our campaign of trying to be the first company in history to ever make and sell one million guns in one year. And here in one quarter they order 1.2 million guns. And I didn't think there was any point on having orders on the books that went out beyond a year because it would just cloud everything. The distributors wouldn't really know what they were going to get they've got so much on order. The whole thing just didn't make sense because we're a sell goods company. This should be any easy business to run from both sides.

And cutting off orders actually backfired a little bit. We explained what we were doing. We issued a press release that was in absolute plain English and only a couple sentences long. And nobody read it correctly. People assumed we'd stopped production. People assumed we'd stop selling. They did everything but actually the press release and see that in fact all we had done is ask the distributors to hold off on orders that would caught up a little bit.

So this year we didn't do it. And this year instead of only getting 450,000 units ordered in the fourth quarter, we got over a million units ordered in the fourth quarter. And then we were well on our way to probably a multimillion series of bookings in the first quarter here. And I put a halt to it and limited the orders that were coming in because otherwise it would just be unmanageable.

And a part of the underlying story here is that as we went into the distributor shows what we found was that the retailers were ordering extraordinary amounts. You might have a retailer say with a $25,000 credit line going into the distributor show and trying to place an order for a quarter of million dollars. It was an order he was never going to get, an order he couldn't afford, and nor could any of the factories ever produce enough to fulfill them, but he had -- he placed that order at Ellett Brothers. And then he placed that order at AcuSport. And then he placed that same order at Big Rock. And then he called up Bill Hicks and placed the same order.

So he was hoping that maybe he'd get 1% of what he ordered, but that's a crazy way to run the business. And he'd be in real trouble if he actually started to get some of what he ordered.

So we told the distributors that we weren't going to accept ridiculous orders from them. We in fact went through our promotions, like for example one of the spring promotions was a buy 10, 1022s and get one free. And we looked at our production capacity and we determined how many of those promotions we could fulfill. And we figured out what the allocation would be for each distributor. And we called them up and we told them.

Distributor X, you're going to get 100 1022 promotions, and that's it. And you need to call your retailers and you need to tell them that. You need to tell them who is getting them, how many they're getting, and who is not getting them so they can actually manage their business. And we sort of pushed that down the food chain as best we could.

And it was by and large was very well received by the distributors. It was actually a big relief for them to try to get more manageable numbers that they could really plan their business, tell the truth to their retailers and kind of get everything under control. So that's what happened there.

So we limited the incoming orders here, so consequently we had a decline in incoming orders in the first quarter, but the backlog is still two million units on order, which is a pretty heady number when you consider a year ago we were just trying to be the first company to ever do one million, okay?

There's a couple other things in here too that reflect the sell-through number. Last year going into the end of the year, December 31, 2011, the distributors had a fair amount of inventory. And so while the production increased a lot from fourth quarter of '11 to first quarter of '12, more than 20%, they were actually able to out ship that to the retailers by a significant amount.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

9

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

What was different this year, at December 31, 2012, the distributors had very little inventory. And so consequently what happened was they couldn't make up for the difference between demand and production. And so the sell through was pretty much limited to about what we could produce and ship to them.

Now if you look year-on-year, production was up very dramatically. So it's a really good news story, but at the end of the day some opportunity was left on the table.

Why is this important? It's important because if you remember back in 2012, which saw a little bit of slowdown after the big presidential election surge, we took a very cautious approach. We didn't know what would happen. We didn't know if it was going to be a bigger slowdown. We didn't know how long it was going to last. So we took a cautious approach and we watched -- twice a month we would get inventories from the distributors we would look at very, very carefully, SKU by SKU to see exactly what they have sold. And we would modify our production plans to build what they had just finished selling. So we were just replenishing the market, but not stuff the channel because and we wanted to be sure that our products really moved quickly both at the retail and the wholesale level.

And then there was very little inventory at the end of '10. We didn't have much. The distributors didn't have much. And in the first quarter of '11 demand just took off again and a lot of opportunity was left on the table. So the truth is somewhere in between when you get a little bit of slowdown. It's somewhere in between following it very, very closely, literally week by week, and actually letting a little bit of inventory build for the next opportunity, which is going to come sooner or later.

So the next time we go through a cycle like we saw from '09 to '10, we're probably going to try to take a road down the middle there where we build a little bit of inventory so that when the cycle ends we can take advantage of that. That's probably the most complicated slide in the presentation and was definitely a forward-looking statement, so remember the caution that Kevin gave you.

Okay, trends in retail demand. One of the best ways that we've found to benchmark demand is the changes in NICS checks, and particularly the NICS checks as adjusted by the National Shooting Sports Foundation to take out NICS that are related solely to license renewals and permit applications. So we think the balance of the NICS checks are primarily associated with the purchase of firearms, okay?

And there's been a 70% growth in NICS since 2007, and at the same time 270% growth in Ruger's sell through to retailers. 2008 was better than 2007 with the launch of the LCP and the start of the post-election surge. 2009 really took off with the launch of the LCR and the SR556.

[2012] we held on to our market gains as we launched the LCR357 and the SR40. In 2011 we grew faster than NICS checks again as we launched the LC9, the Gunsite Scout Rifle, the SR40 compact, the SR1911, the single 10 revolver and a Rimfire SP101. And in 2012 we launched the SR22 pistol, the Ruger American Rifle, the single 9 revolver and the 10/22 Takedown. One of the core elements of our strategy is to use new products to drive demand. And it works.

Here's our estimate of 2000 -- and 2010 and 2011 market share movement that I reported to you last year. In 2012 we once again gained in some areas. And you'll see down at the bottom here modern sporting rifles. This is a product category that has really taken off in the past year, and even more so in the past four months.

And it's an area where there's probably a lot of long-term opportunity for Ruger, but we're not really much of a player now. We sell every single one we can make, but we just don't make very many of them. Overall though, I think we did quite well. One other reason I wanted to mention the modern sporting rifles is because it's both an opportunity, but also should there be adverse legislation on either the state or the federal level, it's not likely to have a big impact on us financially.

And in 2012 our sales grew 50% in dollars and 51% in units. New product development is one of the keys for us. And so in 2010 we had 62 million of new products. In 2011 we had 99 million. And in 2012 we had 182 million in new product sales. And the definition we use is significant new products, and we only count them for their first 24 months, or eight fiscal quarters. We do not include minor line extensions like a new caliber in center fire rifles or distributor special make ups.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

10

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

The first quarter of 2012 continued that trend. Typically first quarters see sort of a disproportionate share of new products because we typically will launch stuff during the spring distributor shows. And the new product dollar values here were $41 million last year in first quarter and $53 million in the first quarter of this year.

We launched three new platform products this year, all very much driven by our voice to the customer program and our detailed product planning process, 16 new produce derivatives. And some of them were spectacularly successful like the 10/22 Takedown, and 59 distributor specials.

And we're still hiring engineers to staff worthwhile projects. Last year I think I reported that we were somewhere between 60 and 70 folks on our engineering staff. This year I believe we're at -- we just reported 89 in our 10-K, and we're still hiring. We've still got some major new product opportunities that we've taken through Phase I development and then put on the shelf, waiting until we can have one of our dedicated teams assigned to them. So there's I believe still quite a lot of opportunity out there for Ruger in the new product area.

Some quick snapshots of our new product introductions, we've got to the Ruger American Rifle. We added three calibers in the compact model, the 10/22 Takedown. And as many of you know, the 10/22 is one of the customized firearms out there. People love to get them and modify them. And the one thing you can't do is have a customized 10/22 Takedown unless you go buy a new one. So even though there are six, a little bit more than six million 10/22s out there, if you want to do this you've got to get a new one. And we saw some phenomenal response on this one.

This is an example of the voice of the customer. A guide that we use up in Alaska specializes in brown bear hunts. And his youngest son married a gal, and was probably about 100 pounds soaking wet and she wanted to go bear hunting. And there was no bear guns on the market for somebody who's five foot tall and 99 pounds.

So we thought about that, and we said, well, we've been developing this new muzzle brake system on the side. And it's a muzzle brake system that has three components here, a thread protector if you don't want to use it at all, muzzle brake that's extremely effective at reducing recoil and that can encourage you to both site in your rifle properly without flinching and also practicing. And big game, dangerous game guides really want their hunters to practice, which they rarely do because it hurts to shoot these guns without a muzzle brake.

And then for those folks who are going to Africa who were concerned that the PHs wouldn't allow a muzzle brake, there's also a muzzle weight that's tuned so that the barrel harmonics stay the same, and the point of impact stays exactly the same. And we did exhaustive testing on this. And we developed a system and kind of didn't know when, where to roll it out. And all of a sudden this voice of the customer told us this was the perfect place to roll it out on the big bear gun.

We also took our stock off of the Gunsite Scout Rifle and adapted it to this heavy caliber. And so you've got two and a half inches of full length adjustment, and also and you've got the perfect gun for guides to have in their camp because no matter what size the hunter shows up, they can modify the rifle to fit that hunter and go out and have an enjoyable hunt. So demand for this has been very strong. We also adapted it to a mountain hunting gun for those guys who like to go after sheep, and as well as the African.

The Gunsite Scout rifle we sold the stainless model internationally and the blue model domestically. And we had tremendous demand for a stainless domestically, so we introduced that. This gun we thought frankly would sell a couple thousand units, but it's a little more than two years we've been selling this and it's more than half of our Hawkeye production. It's that popular.

We came out with a [varmin] target model of the SR-556. We came out with an accessory laser here. This little unit takes the place of the barrel band on a 10/22. So think again about our six million plus unit installed base, and here's a great accessory you folks can buy from Ruger to put on it, as well as we sell models with it already installed.

We have a very, very good SR-556 that's got -- had the fancy battle sites on it, and a whole grip and a lot of good quad, [Torrey] quad rails, but it was all very expensive. So there's a very limited group of folks who really understood what those features were could afford to buy the gun.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

11

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

So we looked at ways to reduce costs and we've gone out of our way to develop new quad rails. Our engineers developed these new flip-up battle sites here, so again great accessories that we can sell to a huge aftermarket out there because they'll fit on everybody else's modern sporting rifle as well, plus take some cost out, but keep our rifle really competitive from a features viewpoint.

The LCR we started out with 38 plus P. Then we introduced 357 Magnum. And then we came out with the Rimfire .22 long rifle and just came out with a .22 magnum. So we've got a full line of LCRs.

We used voice of the customer to figure out what the most popular 1911 after the full size was, and it was a commander style, which is a slightly shorter slide and barrel so that people could carry it. And then we came out with a full-size .45 caliber SR45.

380 is extremely popular, but some folks can't rack the slide on the little LCP, or are concerned about the recoil from such a small gun, so we took our popular LC9 and modified it for a 380 caliber. So the slide is really easy to rack because you've got a recoil spring that doesn't need to be as strong as it does for 9 mm. So this gun is taking off and doing very well.

Then the SR22, which we launched last year, we've now come out with in addition to the black anodized we have a silver anodized slide. And we've added a threaded barrel feature.

The 22/45 Lite, which we introduced last year with the gold barrel so that it would be highly visible until the retailer's counter, took off and did very well. So now due to popular request we've come out with a black with a new fluting pattern on that.

Our guys have done very well in getting us an unfair share of media coverage we're very proud of. We've done well also in recognition. We won Vendor of the Year at both Cabela's and then again at GanderMTN. And we're not a direct vendor of either company because we're a pure two step. So we're particularly proud of that and enjoyed watching the Smith & Wesson guys in the audience squirm when we got those.

Some of the editorial coverage of the new products I just showed you on the different magazines. We've also done very well at Web editorial coverage. We get a lot of online reviews and get good mileage out of that. The online stuff is still not quite as strong as the print, but it's gaining in popularity every year.

We've got a social media presence with both the YouTube channel that now has almost 4.5 million cumulative views and 19,000 plus regular subscribers. Our email list has almost 400,000 folks who've opted in to hear the latest from us. And our Facebook we've added 200,000 users in the last year.

And actually we told you we were trying to be the first company to do a million. When it became clear we would do a million, we raised the goal to 1.2 million and got a lot of recognition at the NRA show, but we didn't quit. We actually did 1.7 million units for the year.

On to a discussion of financial metrics, one of the key tenets of or Ruger system of doing business is to free up assets, cash, people, space and capacity, so that we can reinvest in the top-line growth. And again I told you that a key metric for lean companies is inventory turns and inventory reduction. And we've done a very good job here.

Remember back in '06 we had $139 million of sales, and it looks from this chart over $70 million of inventory. And now our current run rate is much closer to $600 million and we've got about $50 million of inventory. And that's a huge savings in cash.

So finished goods in the past two years have been relatively flat with 50% increase in sales, resulting in very strong inventory turns. And in the last year we've probably avoided $15 million of inventory growth by improving the inventory turns. So that's really important, good source of cash.

Our finished goods inventory has gone up and down. Remember I said the distributors had some inventory at the end of '11 and it made a huge difference in sell through, but this year at the end of '12 they really didn't have very much. And right now at the end of the first quarter they've got almost nothing. They're almost at the point of just cross docking Ruger inventory.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

12

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

The distributors frankly ought to be in the six to eight range on inventory turns, meaning that hot new products are probably turning higher than that, but that the mature products they've always got at least a couple of months on hand inventory. And instead they're at 35 inventory turns. So that's something that we're going to be working hard on when things calm a little bit or our production catches up. And we're going to work hard on getting these guys to get those inventory turns to a more reasonable rate reflecting their role as a wholesale distributor.

Capital allocation for the past year, you see there's a lot of correlation between what we're spending to grow the business and what we're dividending out to our shareholders on a regular basis. And then we did a special dividend because we've been accumulating a lot of cash.

While we freed up a lot of cash from inventory we have been reinvesting and tooling up new products and expanding our manufacturing capacity. We're projecting about $30 million of capital expenditures this year with approximately two thirds of it going for new product tooling and capacity expansion. And the $30 million figure is purely a projection based on our estimate of demand we'll get through the rest of the year. That's completely tied to market conditions. And if you've noticed in the past five years I've always underestimated what we were going to spend on capital because the opportunity kept coming in at a better rate than we thought they would. So we're in a strong financial position. We had the cash and we took advantage of those opportunities.

One thing I want to tell you about our capital expenditures, when it comes to what we're spending for capacity and new products we are very, very rigorous about having short payback periods on this stuff. If and when there's a slowdown, we're going to have some overhang of depreciation, which is a non-cash expense, but we're only investing stuff that frankly gets paybacks in the four to six-month range.

Occasionally like with the 1911 that's a very a capital-intensive project when we invested in capacity expansion there that might have been a year or more of payback, but when I expand the capacity for one of our handgun lines or some of our new rifles, typically I'm looking at about four months to get that money back. Now I think we're in good shape and we're -- and the risks we're taking on spending capital are very, very low.

Also you'll see that we took a lot of risk back, back here. If you go back to '08, we spent 70% of our cash flow on capital and, although I don't have it illustrated here, we hired a lot of engineers. And we hired a lot of engineers to start projects that might take two or three years to come to fruition.

So we knew what we wanted to do. We were pretty sure that the strategy would work, and we took a lot of risks back here on both the hiring side for engineers and on the capital spending, but what's happened is you see our phenomenal operating income and top-line growth. And the capital spending and the risks we're taking are getting smaller each year.

If I hire five new engineers this year it's a much smaller risk than hiring five new engineers last year. And the same thing, if I spend $30 million in capital it's a smaller risk than spending $20 million the year before, okay?

We're running out of space. So we're actively searching for a third manufacturing facility, probably in the 250,000 plus square feet. I don't have any desire to build something. There's a lot more risk in that. I'd rather have a great building that's not very old that's got phenomenal electrical in it, good transportation, a good work force in the community, lots of available engineers where we can drop in a product line.

One very important point here is the need for additional manufacturing space is not unit line or capacity driven. It's not because I'm taking an existing product line and I want to double the volume on that. What we found in the past two years as we've introduced new products, we kept waiting for to cannibalize one of our old products. We kept waiting to free up all those machines from a mature product. Well it didn't happen.

Usually each time we introduced a new product it sparked people's interest, renewed interest in Ruger. They'd go to the gun store and they'd not only look at the new products, but they would look at the mature products. And they would buy them too. So often we found each time we launched a new product the mature products would grow as well.

And so each time we do a new product line we've got to do new manufacturing help to make it. And that takes square feet. I think we've done a phenomenal job in that we've increased our production in the same amount of operating space we had back in '06. And we're now 3.5 to 4x the unit volume we had in the same exact space, and with only a little bit more than 50% additional employees.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

13

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

At the end of '06 we had 1,300 employees and now we have 2,100 employees. And we've gone from a run rate of $140 million in firearm sales to a current run rate of about $600 million, and all in the same amount of space, but there are practical limits to that. At some point I need some more square feet to put in a new product line.

So what we're looking for basically is a beautiful building that somebody abandoned for whatever reason that we can just move a product line right into, drop some employees in there and be off and running. I think the financial risks here are actually very low. We're not going out and building a new steel mill or anything like that. We're not incurring a multiyear tens of millions dollar risk here. We're talking about a little bit of money executed very quickly.

And that's before I talk to Governor Perry at the NRA show in a couple of days. I would hope Governor Perry comes up with a few buildings he'd just like to give us. By the way that's a forward-looking statement, so remember Kevin's caution.

Having announced that we're going to be completely inundated by folks who want to tell us to move their community. So we do have a consulting firm, Grayhill Advisors out of Austin, Texas. And if you've good ideas for where you want us to move, please don't tell me. Tell Grayhill Advisors and they'll sort through it all and help to find a location.

But we have actually been looking now for a couple of months. We've had people on the road. We've got three what I would call semifinalists, although I wouldn't be surprised as now announcing this a few more come out of the woodwork here.

I don't think this is something to be worried about. It's not going to be a big drain on Ruger if there's a slowdown. I still need the square feet for the new products. This is how Ruger continues to grow by such leaps and bounds every year, okay? And I think if we do this we'll get many, many, many years of good growth out of the new facility.

And by the way, and those of you from Arizona or New Hampshire, we're not talking about moving jobs out of Arizona or New Hampshire. Those people are fully employed. They're really busy. They're working an awful lot of overtime. We've got people commuting incredible distances to come to our factories and I foresee that still going. What I see is some of the new products that we have coming to fruition ending up in these places and these being new, incremental opportunities and employees for.

Okay. I wanted to talk a little bit about the taxes we paid. With the advent of some of the new, somewhat Draconian laws in New York and Connecticut and the ones being discussed in other states, some of our loyal consumers have said, why are you still in Connecticut? Why are you paying taxes to support a state that doesn't support you?

And so I kind of wanted to point out we paid almost $93 million in taxes last year. And almost none of that went to Connecticut. Less than one third of 1% of our taxes went to Connecticut, okay?

But also I wanted to show you what we do because frankly we ought to get credit for it. In this country most of the conservation dollars come from federal excise tax on firearms, ammunition, archery equipment, hunting and camping stuff. It does not come from the Sierra Club. It does not come from PETA. It does not come from the Humane Society.

If you bundled all their dollars together it wouldn't add up probably to 1% or 2% of what goes into conservation. The real conservation money comes from companies like Ruger. There's nearly $1 billion in excise taxes raised a year, and that is the conservation dollar spent in America. They come from our kind of company, okay. And we don't enough credit for that. The New York Times can't seem to figure that part out.

Anyway, we also pay a good fair share of income taxes for a company our size. I'm sure GE would be proud to have a pie chart like that, but somehow they manage to avoid it, as well as paying the other taxes. But anyway there's the answer to Connecticut. And I would rather frankly -- we have -- we moved our factories out of Connecticut years ago. We don't build in there, but we've got some good engineers. We've got some good people and a very small corporate office there. And I'm not going to disrupt those people and move them out.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

14

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

What we are going to do is we're going to stay and fight in Connecticut. We've had a tremendous presence in front of the legislator over the -- legislature in Connecticut in Hartford over the past few months, and we're going to continue to do that. We're going to try to tell them the message and try to get some common sense to prevail instead of this crazy competition for headlines that politicians like so much.

Okay. I hope everybody knows by now, but I want to repeat it for new shareholders. We have a variable dividend. It operates by and large as a pretty fixed percentage of our operating income, percentage we raised significantly a year ago. And when we raised it significantly after forecasting our cash flow needs, we were convinced that we could pay for our working capital growth, which has been pretty modest because we keep improving inventory turn. We could pay for our capital expenditures, which while growing each year become a little less risky each year. And we could pay for increased dividends and still modestly grow our cash. So that's what we've been doing.

And so you see here we paid 25% of EPS up through the end of '11 and then we switched to 40% of EPS. And EPS continues to grow the dividend we're paying this year is very substantially bigger than the ones we've been paying. And the first quarter, the dividend based on first quarter earnings will be $0.49 a share. I'm a shareholder. I'm pretty excited about that. I hope you are too.

Okay. This is a slide from our annual meeting in 2007. The fine print in the box here is a little hard to read, so I put it up above. The Company will use its cash to enhance shareholder value or it will be returned to the shareholders.

So since then we've invested $104 million in the business and we returned $178 million to shareholders, stock buybacks of $38 million at very attractive prices when we got them, special dividend of $87 million and a regularly quarterly dividend of $53 million. Our cash balance is still $45 million and our market capitalization has increased to almost $1 billion during that period of time. I'm pretty proud of that slide.

We made a commitment to you and we kept that commitment. We're going to have investor calls here after each of the earnings releases. These are estimated dates. They could vary a little bit for one reason or another, but you could put these on your calendars in pencil. This is what we're hoping to do. And we invite you all to join our conference calls.

And the investment highlights, we've got a really simple strategy, introduce new products to drive demand, use lean methodologies to fulfill that demand while freeing up cash, people, space and equipment to do it very efficiently, and a little more efficiently each year than the year before. And the consequence is we generate a lot of cash which we give back to our shareholders, while our market capitalization is rising. I think we're a good investment.

Now my favorite part, we'd like to go to questions. I would prefer the questions not be overly forward-looking. Let's focus on understanding the business so that you can make good investment decisions, okay? I'm going to put that back up so you don't forget it and let's go ahead and have some questions.

QUESTION AND ANSWER

Unidentified Audience Member

Could you sketch perhaps a CapEx scenario beyond '13?

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

I believe the question is would I forecast our CapEx beyond 2013. And no I won't do that. And not to be obstructionist here, but every quarter we have a -- go through a very formal product planning process. We use voice of the customer. We do market analysis. We build every single -- we make decisions to build based on the numbers. We don't build the gun that Mike would like next. We build the gun that we think will provide the most opportunity for the Ruger shareholders.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

15

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Many of those projects require new capital. We make decisions on that. We have always got a little bit of a rolling forecast, but frankly I don't know what the forecast is for '14, so I can't share it with you because I focus sort of rolling 12 months, four quarters out. And I don't know the answer. Yes, sir?

Unidentified Audience Member

Mike, could you discuss whether acquisitions are part of your capital allocation plan? You've discussed it in previous year, but you didn't mention it today.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Well we try to be opportunistic to see what comes up. And there haven't been any meaningful opportunities. The few companies that come on the market, for example Freedom Group is publicly for sale right now, and that could turn into an opportunity, although I suspect that it will be grossly overpriced for a somewhat damaged product. So I personally would be surprised.

As you saw the elite, the Freedom Group guys' elite that we had requested the books, so I'll admit it. We got the book and we'll look at the book, but I don't actually expect it to go a lot further than that. We'll have to see what the pricing comes out.

Unidentified Audience Member

Brian?

Unidentified Audience Member

Yes, Mike. Can you talk -- are there any acquisitions that you might frame out or exclude accessories, other gun manufacturers and/or ammunition?

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

There's a lot of companies I'd like to buy, but they're generally not for sale. And so I can tell with a straight face that I don't see any immediate opportunities in front of us right now. Perhaps if there's a little downturn in the market and the market overreacts to that, then something will become more affordable, but at the moment as we stand here today I don't see any meaningful acquisition opportunities.

Now we started a program a few years ago, which I told you about, where we're trying to be a little bit of a venture capitalist getting kind of little startup companies, and helping seed them with $1 million or so. And my hope was that we would find 10 or 15 of those and 20% of them would do really well and justify the whole program. And so far we've only two of them and neither one is doing a spectacular job. So we may not work real hard on that program any longer.

Unidentified Audience Member

My local dealer, who is a small dealer, has had three LCRs on order since December. And I can't even get a LC9 from him. Can you shed any light on that?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

16

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

I can. This is the famous phrase, these are the best of times, these are the worst of times. If you are a big retailer you're making money hand over fist these days. If you are a small retailer you're probably at great risk of going bankrupt. It's very sad, but we're peered two-step distribution. We sell all of our firearms to wholesale distributors. They in turn allocate those products out to whatever retailer they want to sell them to.

And by and large they take the easy road and they sell them to the biggest retailers, the biggest independents, and somewhat to the chains. And they pretty much ignore the little retailers. The little retailers are more expensive to fulfill an order. They're sort of more work. Cash collection can be harder. There's a lot of compelling business reasons. And the one they're ignoring is that all the big retailers started out little and they need to kind of grow the next generation of medium and big retailers by helping the little ones.

And we try very hard to encourage to spread the goods around, but by and large they tend to favor the big ones. And sometimes it's done because they're hoping to curry favor with a big one that they don't normally sell to that that big retailer will give them more business in the future. And sometimes it's just because it's easier and more economical and they make more money. And they do much better selling a pallet of guns than they do shipping, breaking that pallet up into 50 individual shipments to 50 individual little dealers.

So it's terribly unfair. It's very unfortunate, but if you've ever had dreams of opening a gun shop, this is exactly the wrong time to do it. Don't even try because little retailers are really, really struggling and it's sad.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

We don't hold tours as a regular function. It's very disruptive and we have to go through all kinds of work to make sure everybody is a US citizen, so we comply with the various federal regulations. So we don't do it.

There are occasionally the little videos that come out that show scenes of the factory and things, or the magazine articles will often have photographs because they'll have a writer come in to look at a new product and we'll show them where it's being made. And we'll let them take a few photos and put them out there.

Unidentified Audience Member

Brian (inaudible)?

Unidentified Audience Member

Yes. Mike, you talked about your new design engineers and some of the constraints, you were -- talked about 60 to 70 and now 89. If you had a perfect world and can drop in as many engineers as you could like you drop in a Navy Seal team, how many engineers would that be at Ruger today? Could you use 100, 120 given the projects that you had.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

I'd take 18 more this afternoon. Remember I mentioned we had three substantial projects that are just sitting on ice that we've taken through Phase I and then had to part. And typically our engineering teams are kind of six engineers, maybe three design engineers, three manufacturing engineers, and then throw on a supply chain guy. Sometimes a project manager comes and goes from the group, but we like them like that.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

17

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Engineers really are successful in kind of units of five. You have a single engineer and they atrophy. You put five of them together all at one table with their screens, and they're all kind of working together, and competing together, and feeding off each other and they do really well. It's exciting to watch them at work. So that's what we like.

So we've got some great projects. I need more engineers. If you can find me 18 mechanical engineers that are good at manufacturing, good at lean and love guns, send them my way.

Unidentified Audience Member

I just want to try to reconcile your comments about a good manufacturer achieving 50% margins with the inventory turns that you think you might be able to accomplish over time. And the balance would seem to indicate that you could do a lot better on margin than even the 24% that you're doing now.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

You sound like my Board of Directors. Ask a specific question. I don't know what you're asking.

Unidentified Audience Member

It's you are way below what you consider a good manufacturer on inventory turns, but you're way above what you consider a good manufacturer to be doing on margin. So which one of those two is likely to give first?

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

I'm not going to give up any margin voluntarily. And we're working very, very hard to improve inventory turns. And I hope each year I stand up in front of you I'll be able to report continuous improvement. And that's what we're working for. That's what all our employees are working for. We've got just a really good team of folks, and it appears that everybody is pulling the oars in the same direction. Brian?

Unidentified Audience Member

Yes. Can you give us any budget size of what you're looking for the third plant? You said about 250,000 square feet. Is there any geographic location? What kind of CapEx dollars, you mentioned a good labor force and electrical. Is there any physical attributes that you can assign to that that you're looking for?

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

We have given a very exhaustive list to Grayhill Advisors that we've been tuning up as the months go by. It has things like we look at crime rates. We look at drug use rates, because remember our employees must pass a federal background check. They must pass the drug test.

They need manufacturing skills. We need engineers. The first product line we put in maybe it will take 25,000 square feet, but I don't want to buy a building or rent a building that's going to be good for one product line. I've got -- we've got a lot of good stuff out in front of us. By the way, that's a forward-looking statement.

And we'd prefer probably not to be in a big industrial park. Just the very nature of what we do I think the comfort zone for our neighbors goes up if we're in a little bit more rural environment. And it's worked very well here in Arizona, as well as in New Hampshire. We'd like preferably kind of a big property that's got room on it, both potential for growth, although if I get a building in this size range, 250,000 or 300,000 square feet, I probably would never grow it beyond that because I think factories work really, really well in the kind of 500 to 700 people range.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

18

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

And when you get to 1,000 or 1,200 people you don't know everybody anymore. You recognize them, but you don't know their name and you don't realize what their kid just did in school last week And you lost that touch, and bureaucracy starts to build.

And so one product line with 50 or 60 employees and a big empty building isn't going to be the most efficient, but it's a good start. And when -- for example I was talking to Governor Perry's staff earlier, and I told them I thought we would probably start off with 50 or 60 people immediately, get to 100 people by the end of the first year and then add 100 a year after that until we got to somewhere in that 500 to 700 range.

And I use those units of 100 a year thinking of a couple of super cells. A typical super cell might take 50 people working on a couple of shifts, so moving in a couple of new products every year. And of course as soon as I can get enough engineers in the new plant, because you really want your engineers in the same plant that you're building the product, then the pace of that can accelerate, but if we can get it up to 500, 600, 700 people, 10 product lines, use up that space, then five or six years from now we might be having the same conversation. I hope so. And that is very much a forward-looking statement.

Unidentified Audience Member

Mike, could you comment on any interest in the military market as a potential expansion area?

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Yes. We have great interest, but almost no effort being put into it because I anticipate that the military budgets will not grow. As we extricate ourselves from these foreign wars they're probably going to shrink. And I anticipate that the military will probably continue to put off new small arms purchases. And so it's not worth a lot of engineering effort now to be one of 10 guys competing for a shrinking opportunity.

So if you hear from our competitors that there is this great big military opportunity, I tend to think they're -- that's more wishful thinking than common sense. I don't think it's there.

So as we develop, for example if we were to develop a new handgun, we'll keep in mind what we think the likely specifications will be, but the volume is going to be driven by commercial sales, not by military sales. And again, the law enforcement market is terrible. They don't have any money.

So if you want to give away guns, and take their used guns and give them lifetime warranties and lots of leather and accessories and all that, and probably not make any money that's an opportunity. So we're going to pass on that one too.

Unidentified Audience Member

Mike, you talked about the modern sporting rifle, Ruger, the SR556. What are some of your thoughts behind that platform? You said we're selling as much as we can make. I kind of deduce that that was an area that for you might perceive to be risk with that platform. Kind of give me your thoughts kind of going forward how you see that volume.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Okay. Our WR556 is a piston operated modern sporting rifle, where the real volume in modern sporting rifles is gas impingement. They're much cheaper to make. Some people think they work find. Some people who are really into those type of products like the piston operated. They're more complex, but they're much cleaner. They run much better in adverse conditions.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

19

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

For example, when we were testing ours we took one of ours to 20,000 rounds without cleaning it. We just kept opening the gas port and doing a little lubrication. And you can't possibly do that with a gas impingement, which tend to be the sort of the $600 guns you see in the market as opposed to the $1,500 guns like ours.

And as you go up the price pyramid the market is always smaller. So we very consciously entered the very top of the market with what we are convinced is a better mousetrap. At the time piston operated guns were going for well over $2,000. Ruger comes out with a superior one at $1,500 and naturally we could sell all we could make.

One other aspect of modern sporting rifles, we are not very vertically integrated in modern sporting rifles. There's generally a fair amount of aluminum in them and we don't pour aluminum. We pour steel.

And so we have to buy component parts. We buy raw material uppers, raw material lowers. We'll maybe do some machining on them, but we're not casting or forging those parts, okay?

So let's say hypothetically you're a company in Ohio that is the country's largest vendor of upper receivers. And Ruger now represents a fraction of 1% of your business. And the market has gone wild for modern sporting rifles. Are you going to bend over backwards to give Ruger a few extras? Or are you going to give them to the guy who's 30% of your business?

And so we found while we would have liked to have rapidly increased that product line, we couldn't do it because we weren't vertically oriented. So whatever we were making a day, I don't remember the exact number, is pretty much what we're still making a day. And we're selling every one of them, but I can't -- that's not a product line where we're going to see great growth.

Probably the long-term opportunity there, and this is a seriously forward-looking statement, would be for Ruger to consider doing a gas impingement gun, which if we could do a better one and provide a better value than our competitors we might, we might think about doing that one day. That's what we've done.

We try not to do just the main two products. We try to when we enter a product category to have a better product at a much better value than the other guys. Look at our 1911. Now that's a market that seemed completely saturated. And dollar for dollar, Ruger is absolutely the best 1911 you can buy. So someday we might consider that. If we can figure out a way to do a much better job on gas impingement ARs, maybe we'll do it one day, but nothing in the near future. Don't put that in any of your financial models.

Any more questions, any questions you wish the guy sitting next to you would ask? All right, with that, Mr. Chairman, I think we're done in the Q&A.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

Before I close the meeting, I would like to take this opportunity for the Board and the shareholders, who only get together once a year, to give a hand to this management led by Mike Fifer and who assembled a terrific team here. Give them a hand for the extraordinary results of 2012.

There being no other business to come before the meeting, I'll ask for a motion to adjourn.

Unidentified Audience Member

I move that the 2013 Annual Meeting of Stockholders of the Company be adjourned.

Unidentified Audience Member

I second the motion.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

20

APRIL 30, 2013 / 04:00PM GMT, RGR - Sturm Ruger Company Inc. Annual Meeting

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

May I have a voice vote on the motion?

Unidentified Audience Member

Aye.

Mike Jacobi - Sturm Ruger Company Inc. - Chairman

The 2013 Annual Meeting of the Stockholders of the Company is hereby adjourned. Thank you for coming.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

21